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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX CORPORATION AWARDED $150 MILLION ORDER TO SUPPLY MINING TRUCKS TO CHINA’S SHENHUA GROUP

WESTPORT, CT, April 6, 2006 -- Terex Corporation (NYSE: TEX) announced that it will sign a letter of intent today with Shenhua Group Corporation Limited, a wholly state-owned Chinese company, for the manufacture and delivery of TEREX|Unit Rig rigid off-highway haul trucks. The trucks will be delivered and on-going service and support provided by Terex NHL Mining Equipment Co. Ltd., a new joint venture company established between Terex and Inner Mongolia North Hauler Joint Stock Company Limited, located in Baotou, Inner Mongolia. The joint venture company will also participate in certain aspects of the fabrication and component manufacturing for these trucks, which will be supplied to a new Haerwusu open pit coal mine operated by Shenhua Zhungeer Energy Company Limited located near Hohhot, Inner Mongolia.

The letter of intent will be signed today during a formal ceremony in Los Angeles, California to be attended by Her Excellency Madam Wu Yi, Vice Premier of the Peoples Republic of China, Member of the Political Bureau of the CPC Central Committee, and Member of the Leading Party Member Group of the State Council, and Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. This award, valued at approximately $150 million, is the result of a bid tender process which included the participation of several globally recognized truck manufacturers. The trucks under order are 18 MT4400AC 240-ton class dump trucks and 37 MT5500B 360-ton class dump trucks. They are scheduled to be delivered to the customer’s mine site between January 2007 and September 2007.

"We are delighted to be selected as the supplier of choice by one of the largest coal producing companies in the world, Shenhua Group Corporation Limited," commented Mr. DeFeo. “We are confident in our products and their ability to perform, and we view this announcement as the beginning of a developing relationship between Terex and the Shenhua Group. I have been consistent in stating that one of our corporate objectives is increasing Terex’s presence in China, and this order is a major step forward in that regard.”

Mr. DeFeo continued, “Terex has had a successful venture with North Hauler in China for the past 18 years, specifically for the manufacture and distribution in China of rigid mechanical drive dump trucks up to 100 tons in payload. This relationship has grown and flourished over that time, and now includes our new mining joint venture, as well as a recently established joint venture for the manufacture of a construction class tracked excavator product line. These efforts, along with the Company’s newly established Asian head office in Beijing, demonstrate Terex’s commitment to success in China and Asia at large.”

"This order is extremely significant for several reasons," added Rick Nichols, President of Terex Materials Processing & Mining. "First, this is an important cooperative success for our new Chinese joint venture and Terex. With the global acceptance of our electric truck designs and a leading producer of equipment for the Chinese mining industry, Terex has a significant prospect to be a premier supplier of products and services to our customers in this region. Second, it is also very exciting to see Terex increasing its global population of the 360-ton electric drive rear dump trucks.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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